                                                                                  Exhibit 23(l)

                                          MONARCH LIFE INSURANCE COMPANY
                                1250 State Street, Springfield, Massachusetts 01133
                                            (413) 785-5811

                                                                                March 14, 1985
Board of Trustees
Oppenheimer Variable Life Funds
3410 South Galena Street
Denver, Colorado 80231

         Re:      Investment Letter
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Dear Sirs:

         In order to provide the initial capitalization for the Oppenheimer Variable Life Funds ("Trust"),
Monarch Life Insurance Company ("Monarch"), as depositor for Variable Account B of Monarch Life Insurance
Company, agrees to purchase 1,125,000 shares of beneficial interest of the Trust, allocated among the Trust's series as follows: 25,000 shares of the Oppenheimer Growth Fund for $250,000; 100,000 shares of the Oppenheimer
Bond Fund for $1 million; and 1 million shares of the Oppenheimer Money Fund for $1 million. Monarch agrees to pay the sum of $2,250,000 for such shares. Monarch understands that upon the receipt by the Trust of such payment, such shares shall be issued as fully paid and non-assessable shares.

         Monarch hereby represents that, subject to any requirement of law that the disposition of its property shall at all times be within its control, it is acquiring the shares for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of such shares.  Further,
Monarch represents that such investment may be liquidated only through redemption of such shares with the Trust.

                                                     MONARCH LIFE INSURANCE COMPANY

                                                     By:      /s/ Bruce Brown
                                                              --------------------------
                                                              Bruce Brown, President